Exhibit 16.1

Moore Stephens CPA Limited

801-806 Silvercord, Tower 1,
30 Canton Road, Tsimshatsui,
Kowloon, Hong Kong

T +852 2375 3180
F +852 2375 3828

www.moore.hk

Your Ref:

Our Ref:          126158/2020/GEN/ATGCO04F

March 15, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Dear Sirs,

PACIFIC VEGAS GLOBAL STRATEGIES, INC.

We have received a copy of, and are in agreement with, the statements being made by Pacific Vegas Global Strategies, Inc. in Item 4.01 of its Form 8-K Current Report dated March 15, 2021, captioned Changes in Registrant’s Certifying Accountant.

We hereby consent to the filing of this letter as an exhibit to the foregoing statements on Form 8-K.

Yours faithfully,

/s/ Moore Stephens CPA Limited

RL/ay/qt

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